Exhibit 99.1
                                                                   ------------

NEWS RELEASE

FOR IMMEDIATE RELEASE

News Media Contact:       Travis Whittington
                          Hanser & Associates (for Hydrogen Engine Center, Inc.)
                          (800) 340-6434
                          travis@hanser.com

Hydrogen Engine Center, Inc.'s Foresight Affirmed by Ford's Introduction of a Hydrogen-Fueled Engine

ALGONA,  Iowa (Aug. 7, 2006) -- Hydrogen Engine Center,  Inc.  (OTCBB:  HYEG.OB)
(HEC) was incorporated in June of 2003. It was shortly thereafter that the naysayer's began to cast their doubts about HEC president, Ted Hollinger's vision to create a hydrogen fueled power source using an internal combustion engine. "They all said I was wasting my time, trying to create a 21st century energy solution using forty year old technology that featured an engine design once used in a 1960's vintage pickup truck," quoted Hollinger.

On July 17th, it was announced to the world that Ford Motor Company shares Hollinger's vision. On that day, Ford proclaimed that they were developing a hydrogen fueled E-450 bus powered by a 6.8L V-10 engine. "This announcement validates the efforts made by HEC toward the continued development of hydrogen fueled internal combustion engines (HICE)," said Hollinger.

Like Ford has now done, HEC brings state-of-the-art technology to the table in the development of their hydrogen engines. For the most part, these engines look and perform much like the one's currently running of standard pump gasoline. Internally there are numerous design upgrades that allow the engines to run on hydrogen, externally the engines feature a proprietary designed computer and fuel delivery system that sets them apart in the industrial world.

It is because of their commitment to the reduction of engine related emissions and dependency on foreign oil imports that in the near future Hydrogen Engine Center officials expect to surpass all industrial fuel cell and internal combustion industrial engine manufacturers combined in production of alternative fueled engines.

HEC continues to pursue additional financing through the private placement of its securities to accredited investors. As part of this process, the board of directors is considering a variety of mechanisms, including the placement of preferred shares, and is continually evaluating the offering price for its securities.

Hydrogen Engine Center, Inc. designs, manufactures and distributes flex and alternative fuel internal combustion engines and power generation equipment for agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and generators are capable of running on a multitude of fuels, including but not limited to hydrogen, gasoline, propane, natural gas or ethanol. Engines that run on other fuels are currently under development. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Its principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit or call 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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